Exhibit 5.1

December 5, 2008

BTU International, Inc.

23 Esquire Road

North Billerica, MA 01862-2596

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (the “Securities Act”) for the registration of 500,000 shares of Common Stock, $.01 par value (the “Shares”), of BTU International, Inc., a Delaware corporation (the “Company”). The Shares are issuable under the Company’s 2003 Equity Incentive Plan and the Company’s 1998 Stock Option Plan for Non-Employee Directors (collectively, the “Plans”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plans. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments, as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

It is understood that this opinion is to be used only in connection with the order and sale of Shares while the registration statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP